Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We were previously principal accountants for Response USA, Inc. and on August 22, 1996, we reported on the consolidated financial statements of Response USA, Inc. and Subsidiaries ("Response") as of and for the two years ended June 30, 1996. On July 3, 1997, we were dismissed as principal accountants of Response. We have read Response's statements included under
Item 4 of its Form 8-K for July 8, 1997, and we agree with such statements.

Fishbein & Company, P.C.
Elkins Park, PA
July 9, 1997